        As filed with the Securities and Exchange Commission on May 7, 1999
                                                  Registration No. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                              RENT-A-CENTER, INC.
             (Exact name of Registrant as specified in its charter)

                 DELAWARE                           48-1024367
      (State or other jurisdiction of            (I.R.S. Employer
       incorporation or organization)          Identification Number)

                       5700 TENNYSON PARKWAY, THIRD FLOOR
                               PLANO, TEXAS 75024
                                 (972) 801-1100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                J. ERNEST TALLEY
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                       5700 TENNYSON PARKWAY, THIRD FLOOR
                               PLANO, TEXAS 75024
                                 (972) 801-1100
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           -------------------------
                                   COPIES TO:
                             THOMAS W. HUGHES, ESQ.
                        WINSTEAD SECHREST & MINICK P.C.
                    5400 RENAISSANCE TOWER, 1201 ELM STREET
                              DALLAS, TEXAS 75270
                                 (214) 745-5400
                           -------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
        From time to time after the effective date of this Registration
                Statement, as determined by market conditions.

         If only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
Title of Each Class of                           Proposed Maximum      Proposed Maximum
     Securities                 Amount to be    Offering Price Per    Aggregate Offering        Amount of
  to be Registered               Registered         Share (1)              Price (1)        Registration Fee(2)
---------------------------------------------------------------------------------------------------------------
Rent-A-Center common stock,    260,000 shares       $   32.75             $  8,515,000           $  2,367.17
par value $0.01 per share...
===============================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.

(2) Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated based upon the high and low prices per share on the Nasdaq National Market on May 6, 1999.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

  THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE
                BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                              RENT-A-CENTER, INC.

                         260,000 Shares of Common Stock

                           -------------------------


     o Relates to shares that may be issued by us from time to time to holders of options to buy our common stock.


     o We will only receive the exercise price with respect to the exercise of the options by the optionholders.


     o Our common stock is listed on the NASDAQ National Market under the symbol "RCII."



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  THE DATE OF THIS PROSPECTUS IS MAY___, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services. In addition, the filings we have made since May 1996 are available at the web site maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form S-3 to register with the SEC the common stock we are offering. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. You should contact us at: Rent-A-Center, Inc., Attention: Corporate Secretary, 5700 Tennyson Parkway, Third Floor, Plano, Texas 75024, telephone number: (972) 801-1100 should you desire any of these documents.

The following documents, which we previously filed with the SEC pursuant to Sections 13 or 15 of the Exchange Act, are incorporated by reference into this prospectus.

     o Annual Report on Form 10-K for the twelve months ended December 31, 1998, and

     o The portions of our proxy statement for our 1999 annual meeting of our stockholders that have been incorporated by reference into our annual report.

In addition, we incorporate by reference the description of our common stock contained in our Form 8-A (Registration No. 0-25370) filed with the SEC pursuant to Section 12 of the Exchange Act, as updated in any amendment or report filed for such purpose.

Finally, we incorporate by reference in this prospectus all documents that we may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Those documents are a part of this prospectus from the date of this filing. Any statement incorporated by reference in this prospectus shall be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. Any statement that is modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                           FORWARD-LOOKING STATEMENTS

The statements, other than statements of historical facts included in this prospectus, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to,

     o the ability to enhance the performance of the stores we acquired in the Thorn Americas and Central Rents acquisitions,

     o the ability to acquire additional rent-to-own stores on favorable terms and our ability to integrate those stores into our operations,

     o    uncertainties regarding the ability to open new stores,

     o the passage of legislation adversely affecting the rent-to-own industry,

     o    interest rates,

     o our ability to collect on our rental purchase agreements at the current rate, and

     o    the other risks detailed from time to time in our SEC reports.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. Important factors that could cause our actual results to differ materially from our expectations are discussed under "Risk Factors" located on page 4 of this prospectus and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the statements in those sections.

                                 RENT-A-CENTER

We are the largest operator in the U.S. rent-to-own industry with approximately 25% of the market share of rent-to-own stores. At May 3, 1999, we operated 2,093 company-owned stores and franchised 335 stores in the United States and Puerto Rico. Our stores offer home electronics, appliances and furniture and accessories under flexible rental purchase agreements that allow our customers to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. The rent-to-own industry appeals to a wide variety of consumers by allowing them to obtain merchandise that they might otherwise be (A) unable to purchase due to insufficient cash resources or a lack of access to credit, or (B) unwilling to purchase due to a temporary, short-term need or desire to rent.

Our principal executive office is located at 5700 Tennyson Parkway, Third Floor, Plano, Texas 75024. Our telephone number is (972) 801-1100.


                              RECENT DEVELOPMENTS

QUARTER ENDED MARCH 31, 1999 FINANCIAL RESULTS.

On May 3, 1999, we announced that revenues for the first quarter of 1999 totaled $344.7 million, a $254.5 million increase from $90.2 million for the same period in the prior year. We also announced net earnings for the first quarter of 1999 of $12.0 million, representing an increase of $4.1 million over the same period in the prior year.

Revenue and earnings comparisons between 1999 and 1998 are affected by our acquisition of both Central Rents, Inc. in May 1998 and Thorn Americas, Inc. in August 1998. These acquisitions contributed incremental revenues of $22.6 million and $221.1 million, respectively, during the first quarter of 1999. The 51.9% increase in first quarter 1999 net earnings over the first quarter of 1998 is attributable to the integration of both of these acquisitions and an increase in same store sales growth.


                                  THE OFFERING

The shares we are registering may be issued by us from time to time to certain optionholders pursuant to the exercise of the options which we granted to them. Of the 260,000 shares we are registering, 210,000 are issuable pursuant to the exercise of options granted to certain franchisees of our subsidiary ColorTyme, Inc. The remaining 50,000 shares are issuable pursuant to the exercise of an option granted to Douglas Anderson, the former Chief Executive Officer of Thorn Americas, a company we acquired in August 1998. We are registering these shares to provide the optionholders with freely tradeable securities, but the registration of these shares does not necessarily mean that the shares will be issued by us.

We will receive cash or other shares of our common stock equal to the exercise price with respect to the options upon the issuance of the shares. We have agreed to pay for all of the expenses related to the registering of these shares.

                                  RISK FACTORS

An investment in our common stock involves various risks. You should carefully consider the information below in addition to any other information contained in this prospectus in evaluating whether or not you should invest in our common stock.

IF WE CANNOT ADEQUATELY MANAGE OUR INCREASED SIZE RESULTING FROM OUR ACQUISITION OF THORN AMERICAS, OUR FUTURE OPERATIONS MAY BE ADVERSELY AFFECTED.

Our operations more than doubled with the purchase of Thorn Americas. Our future operations depend largely upon our ability to manage this sizeable and growing business profitably. Although, we believe, with the implementation of our management philosophy, that we can accomplish this task, we cannot guarantee to you that we will. If we fail to manage the size and the growth of our business, a material adverse effect could result.

WE HAVE SIGNIFICANT DEBT AND WE MAY NOT BE ABLE TO MEET OUR OBLIGATIONS.

Because of the acquisition of Thorn Americas, we have a significant amount of debt outstanding. As of December 31, 1998, we owed approximately $805.7 million under our various debt agreements. The maximum amount of senior debt that we could have borrowed on that date was $720.0 million. Since December 31, 1998, we have prepaid approximately $26.0 million of this senior debt. Under our term loans, we will be required to make minimum principal payments totaling approximately $2.0 million in 1999, $14.0 million in 2000, $22.0 million in 2001, $26.0 million in 2002 and $30.0 million in 2003 plus applicable interest. You should be aware that this significant amount of debt could have important consequences to you as a stockholder, including the following:

     o We may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes,

     o A significant portion of our cash flow from operations must be dedicated to the repayment of the indebtedness, thereby reducing the amount of cash we have available for other purposes,

     o We may be disadvantaged as compared to our competitors as a result of the significant amount of debt we now owe, and

     o Our ability to adjust to changing market conditions and our ability to withstand competition may be hampered by the amount of debt we now owe. It may also make us more vulnerable in a downturned market.

You should be aware that our ability to repay or refinance our current debt depends on our successful financial and operating performance.

RESTRICTIONS IMPOSED ON RENT-A-CENTER BY OUR DEBT AGREEMENTS MAY SIGNIFICANTLY LIMIT OR PROHIBIT US FROM ENGAGING IN CERTAIN TRANSACTIONS.

The indenture relating to our outstanding notes and our senior credit facilities impose significant operating and financial restrictions on us and our subsidiaries.

The loan documents we signed to borrow money to acquire Thorn Americas impose significant restrictive covenants on us and require us to maintain specified financial ratios and satisfy certain financial tests. Our ability to meet these financial ratios and tests may be affected by events beyond our control and, as a result, we cannot guarantee to you that we will be able to meet such tests. In addition, the restrictions contained in our senior credit facilities could limit our ability to obtain future financing, make needed capital expenditures, withstand a future downturn in our business or in the economy or otherwise conduct necessary corporate activities. Our failure to comply with the restrictions in the indenture and the senior credit facilities could lead to a default under the terms of those documents. In the event of such a default, the applicable lender could declare all amounts borrowed and all amounts due under other instruments that contain certain provisions for cross-acceleration or cross-default due and payable. In addition, the lenders under such agreements could terminate their commitments to lend to us. If that occurs, we cannot assure you that we would be able to make payments on our notes or that we would be able to find additional alternative financing. Even if we could obtain additional alternative financing, we cannot assure you that it would be on terms that are favorable or acceptable to us.

You should also be aware that the existing indebtedness under the senior credit facilities is secured by substantially all of our and our subsidiaries' assets. Should a default or acceleration of such indebtedness occur, the holders of such indebtedness could sell the assets to satisfy all or a part of what is owed. The senior credit facilities also contain provisions prohibiting the modification of our notes and limiting our ability to refinance the notes.

Our senior credit facilities prohibit us from paying dividends on our common stock. We do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER WHICH MAY BE REQUIRED BY THE INDENTURE

If a change of control occurs, we may be required to make an offer to purchase all of our outstanding notes. We would be required to purchase the notes at 101% of their principal amount, plus accrued interest to the date of repurchase. If a change of control occurs, we cannot be sure that we would have enough funds to pay for all of the notes. If we are required to purchase the notes, we would need to secure third-party financing if we do not have available funds to meet our purchase obligations. However, we cannot be sure that we would be able to secure such financing on favorable terms, if at all.

Also, our financing arrangements will restrict our ability to repurchase the notes, including pursuant to a change of control. Furthermore, a change of control will result in an event of default under the senior credit facilities and may lead to an acceleration of any other senior indebtedness we may have at that time. In such event, the subordination provisions of the notes would require us to pay our senior credit facilities and any other senior indebtedness in full before repurchasing any notes. In addition, a change of control could require us to repurchase our existing notes and we could be required to offer to redeem our convertible preferred stock. The inability to repay senior indebtedness, if accelerated, and to purchase all of the tendered notes, would constitute an event of default under the indenture.

THERE ARE MATERIAL LEGAL PROCEEDINGS PENDING AGAINST RENT-A-CENTER, THORN AMERICAS AND COLORTYME. COSTS INCURRED BY US IN OUR DEFENDING OURSELVES OR ASSOCIATED WITH SETTLING ANY OF THESE PROCEEDINGS, OR A RULING AGAINST US IN ANY OF THESE PROCEEDINGS, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND OUR BUSINESS OPERATIONS.

WE ARE THE DEFENDANT IN SEVERAL LAWSUITS SEEKING MATERIAL DAMAGES. ONE OR MORE JUDGMENTS AGAINST US IN THESE LAWSUITS COULD MATERIALLY ADVERSELY AFFECT BOTH OUR FINANCIAL CONDITION AND OUR ABILITY TO CONTINUE OUR RENT-TO-OWN BUSINESS AS PRESENTLY CONDUCTED.

The material lawsuits against us generally involve claims that rent-to-own contracts are in fact disguised installment sales contracts, violate state usury laws, or violate other state laws enacted to protect consumers.

We recently settled three class actions arising out of our operations in New Jersey. In Robinson v. Thorn Americas, Inc., a New Jersey state court entered a judgment against Thorn Americas requiring Thorn Americas to pay the class of plaintiffs an amount in excess of $140 million. Thorn Americas posted a $163 million supersedeas bond. The other two class actions in New Jersey assert claims similar to the claims made against Thorn Americas in Robinson v. Thorn Americas, Inc. Robinson has been settled for $48.5 million, and the other two have been settled for a total of $11.5 million.

Because of the uncertainties associated with our remaining material litigation, we cannot estimate for you our ultimate liability for these matters, if any. You should be aware that an adverse ruling on any of these cases could have a material adverse effect on our business operations and our financial condition.

A final judgment against us could materially adversely affect our financial condition by requiring the payment of the judgment or the posting of a bond. The failure to pay any material judgment would be a default under our senior credit facilities and the indenture.

A final judgment in any of our material litigation cases could also materially adversely affect our ability to transact our rent-to-own business as presently conducted. While we believe we have meritorious defenses to all of the material actions presently pending against us, we cannot assure you that such a judgment will not be entered against us.

In addition, if such a judgment were entered against us and upheld on appeal, it could be the basis for additional litigation against us by new plaintiffs based on the same or similar claims.

RENT-TO-OWN TRANSACTIONS ARE REGULATED BY LAW IN MOST STATES. ANY CHANGE IN THESE LAWS, OR THE PASSAGE OF NEW LAWS, COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS OPERATIONS OR INCREASE OUR EXPOSURE TO LITIGATION.

In the event that legislation having a negative impact on our business is adopted, you should be aware that it could have a material adverse impact on our business operations. As is the case with most businesses, we are subject to certain governmental regulations, specifically in our case, regulations regarding rent-to-own transactions. There are currently 45 states that have passed laws regulating rental purchase transactions and another state that has a retail installment sales statute that excludes rent-to-own transactions from its coverage if certain criteria are met. These laws generally require certain contractual and advertising disclosures. They also provide varying levels of substantive consumer protection, such as requiring a grace period for late fees and contract reinstatement rights in the event the rental purchase agreement is terminated. The rental purchase laws of nine states limit the total amount of rentals that may be charged over the life of a rental purchase agreement. Certain states also effectively regulate rental purchase transactions under other consumer protection statutes. You should also be aware that we are currently subject to outstanding judgments and other litigation alleging that we, or our subsidiaries, have violated some of these statutory provisions.

Although there is no comprehensive federal legislation regulating rental-purchase transactions, we cannot assure you that such legislation will not be enacted in the future. From time to time, legislation has been introduced in Congress seeking to regulate our business. In addition, we cannot assure you that the various legislatures in the states where we currently do business will not adopt new legislation or amend existing legislation that negatively affects us.

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL, AND WE DO NOT HAVE EMPLOYMENT AGREEMENTS WITH ANY OF THEM. THE LOSS OF ANY ONE OF THESE COULD ADVERSELY AFFECT OUR BUSINESS.

Rent-A-Center's continued success is highly dependent upon the personal efforts and abilities of our senior management, including J. Ernest Talley, our Chairman of the Board and Chief Executive Officer and L. Dowell Arnette, our President and Chief Operating Officer. We do not have employment contracts with either one of these officers and the loss of either one of them could impact us in a negative way.

49.7% OF OUR VOTING STOCK IS OWNED BY A SMALL GROUP OF OUR DIRECTORS AND THEIR AFFILIATES. THIS GROUP WOULD BE ABLE TO EFFECTIVELY CONTROL RENT-A-CENTER SINCE THE ELECTION OF DIRECTORS AND MAJOR TRANSACTIONS ONLY REQUIRE THE VOTE OF A MAJORITY OF OUR STOCKHOLDERS.

You should be aware that a total of approximately 49.7% of our voting stock on a fully diluted basis is controlled by Mr. Talley, certain affiliates of Apollo Management IV, L.P., and Mark E. Speese, one of our directors. As a result, in the event they act together, they have the ability to exercise practical control over the outcome of actions requiring the approval of our stockholders, including potential acquisitions, elections of our board of directors and sales or changes in control of Rent-A-Center.

WE COULD BE ADVERSELY AFFECTED IF OUR OR OUR VENDORS' COMPUTER SYSTEMS ARE NOT YEAR 2000 COMPLIANT.

Year 2000 issues exist when dates are recorded in computers using two digits, rather than four, and are then used for arithmetic operations, comparisons or sorting. A two-digit recording may recognize a date using "00" as 1900 rather than 2000, which could cause our computer systems to perform inaccurate computations. We have received confirmation from our management information systems vendors that our system is Year 2000 compliant. You should be aware that Year 2000 issues relate not only to our systems, but also to those used by our suppliers. We anticipate that system replacements and modifications will resolve any Year 2000 issues that may exist with our suppliers or their suppliers. However, we cannot guarantee to you that such replacements or modifications will be completed successfully or on time and, as a result, any failure to complete such modifications on time could materially affect our financial and operating results in a negative way.

OUR ORGANIZATIONAL DOCUMENTS CONTAIN PROVISIONS WHICH MAY PREVENT OR DETER ANOTHER GROUP FROM PAYING A PREMIUM OVER THE MARKET PRICE TO OUR STOCKHOLDERS TO ACQUIRE OUR STOCK

Our organizational documents contain provisions which classify our board of directors, authorize our board of directors to issue "blank check" preferred stock, and establish advance notice requirements on our stockholders for director nominations and actions to be taken at annual meetings of the stockholders. In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. These provisions and arrangements could delay, deter or prevent a merger, consolidation, tender offer or other business combination or change of control involving us that could include a premium over the market price of our common stock that some or a majority of our stockholders might consider to be in their best interests.

                                USE OF PROCEEDS

The shares we are registering are issuable pursuant to options granted to the optionholders. We will receive cash or other shares of our common stock equal to the exercise price for the options from the optionholders, which, with respect to the cash, will be used for general working capital. We will not receive any other proceeds.


                              PLAN OF DISTRIBUTION

This prospectus relates to the issuance by us of up to 260,000 shares of our common stock if, and to the extent that, outstanding options to purchase the shares are exercised by the optionholders. The options were granted to certain franchisees of ColorTyme and to the former Chief Executive Officer of Thorn Americas. We are registering the shares to provide the holders with freely tradeable securities, but the registration of the shares does not necessarily mean that any of the shares will be issued by us.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following disclosure sets forth certain federal income tax consequences relating to the acquisition, ownership and disposition of our common stock. The disclosure is for general information only and does not purport to be a complete analysis or identification of all potential tax consequences. The disclosure applies only to persons who hold certain options to acquire our common stock and who will, upon exercise of such options, hold our common stock as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This summary is based on that code and the laws, regulations, rulings and decisions in effect as of the date hereof, any of which are subject to change, possibly with retroactive effect. The disclosure is not intended as tax advice to any person. In particular, and without limiting the generality of the foregoing, this disclosure does not address the federal income tax consequences to persons in light of their particular circumstances or status including:

     o    non-resident alien individuals and other foreign shareholders,

     o    tax-exempt entities,

     o    dealers in securities,

     o    financial institutions,

     o    insurance companies, and

     o persons who own an option or, upon exercise of such option, will own our common stock as part of a hedge, straddle, or conversion transaction.

This disclosure does not address any consequences under any state, local, or foreign tax laws. We urge you to consult your tax advisor as to the specific tax consequences relating to your acquisition, ownership and disposition of our common stock, including tax return reporting requirements, the application and effect of federal, state, local, foreign and other tax laws, and the implications of any proposed changes in the tax laws.

EXERCISE OF OPTIONS

If an optionholder exercises an option and pays the exercise price in cash, that optionholder will recognize ordinary income in connection with exercising the option equal to the excess of the fair market value of the common stock received on the date of exercise over the cash exercise price.

If an optionholder exercises an option and pays the exercise price with our common stock, that optionholder will recognize ordinary income in connection with exercising that option equal to the fair market value of the additional shares received. That optionholder will not recognize income or gain with respect to shares of our common stock surrendered as payment of the exercise price.

BASIS

If an optionholder pays the exercise price in cash, the optionholder's basis in our common stock received by the optionholder will be equal to the exercise price plus the amount of ordinary income, if any, recognized by the optionholder in connection with the exercise of the option.

If an optionholder pays the exercise price with our common stock, the optionholder's basis in our common stock received by the optionholder will be determined as follows: (a) the number of shares received which is equal to the number of shares surrendered will have a basis equal to the shares surrendered, and (b) the number of shares received which is in excess of the number of shares surrendered will have a basis equal to the amount of ordinary income, if any, recognized by the optionholder in connection with exercising the option.

HOLDING PERIOD

If an optionholder pays the exercise price in cash, the optionholder's holding period in our common stock received by the optionholder will commence on the date the option is exercised.

If an optionholder pays the exercise price with our common stock, the optionholder's holding period in our common stock received by the optionholder will be determined as follows: (a) the number of shares received which is equal to the number of shares surrendered will have a holding period which includes the holding period of the shares surrendered, and (b) the number of shares received which is in excess of the number of shares surrendered will have a holding period which commences on the date the option is exercised.

DISTRIBUTIONS

If we make a distribution with respect to our stock which is treated as a distribution of property to shareholders under Section 301 of the Internal Revenue Code of 1986, we will treat that distribution as a dividend to shareholders under Section 316(a) of the Internal Revenue Code of 1986 to the extent of our current and accumulated earnings and profits. A distribution that is treated as a dividend to a shareholder is included in the shareholder's gross income under Section 61(a) and Section 301(c) of the Internal Revenue Code of 1986. The amount of a distribution in excess of our current and accumulated earnings and profits will be treated, first, as a tax-free return of capital which will reduce the shareholder's adjusted tax basis in our common stock, and any amount in excess of such adjusted tax basis will be taxable as capital gain.

In the case of a shareholder which is a corporate taxpayer, the amount of a distribution that is treated as a dividend is generally eligible for the dividends-received deduction under Section 243 of the Internal Revenue Code of 1986.

We are required under Section 3406 of the Internal Revenue Code of 1986 to withhold 31% of the amount of any dividend distributed to a shareholder who does not provide its taxpayer identification number to us on IRS Form W-8 or IRS Form W-9, as appropriate, or a substitute Form W-8 or Form W-9.

CAPITAL GAIN OR LOSS

A shareholder will recognize capital gain or loss in connection with the sale or other disposition of our common stock equal to the amount realized from such sale or other disposition less the shareholder's basis in such stock. That gain or loss will be treated as long-term capital gain or loss if the shareholder held such stock for more than one year. The gain or loss will be treated as short-term capital gain or loss if the shareholder held such stock for one year or less.

Capital losses are deductible for tax purposes subject to certain limitations. A shareholder other than a corporate taxpayer may deduct capital losses only to the extent of capital gains realized in the same tax year plus the lower of $3,000 or the excess of such shareholder's capital losses over capital gains. To the extent a shareholder which is not a corporate taxpayer has additional capital losses in excess of capital gains, the shareholder may carry over such excess capital losses to each succeeding tax year until utilized. A shareholder which is a corporate taxpayer may deduct capital losses only to the extent of capital gains realized in the same tax year. To the extent a shareholder which is a corporate taxpayer has capital losses in excess of capital gains, the shareholder may carry back such excess three tax years and then may carry forward any unutilized capital losses five tax years.

                                 LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for Rent-A-Center by Winstead Sechrest & Minick P.C., Dallas, Texas.


                                    EXPERTS

The financial statements and related schedules of Rent-A-Center, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Rent-A-Center for the year ended December 31, 1998, have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their reports included by reference in this prospectus. Such financial statements and related schedules are incorporated in reliance on such reports given upon the authority of the firm as experts in auditing and accounting.

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, YOU MUST NOT RELY UPON SUCH INFORMATION AS HAVING BEEN AUTHORIZED BY RENT-A-CENTER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF RENT-A-CENTER SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER ITS DATE.


                                ---------------

                               TABLE OF CONTENTS


                                                                    PAGE
                                                                    ----

WHERE YOU CAN FIND MORE INFORMATION..................................1

INCORPORATION OF CERTAIN INFORMATION

         BY REFERENCE................................................1

FORWARD-LOOKING STATEMENTS...........................................2

RENT-A-CENTER........................................................3

RECENT DEVELOPMENTS..................................................3

THE OFFERING.........................................................3

RISK FACTORS.........................................................4

USE OF PROCEEDS......................................................8

PLAN OF DISTRIBUTION.................................................8

CERTAIN FEDERAL INCOME

         TAX CONSIDERATIONS..........................................9

LEGAL MATTERS.......................................................11

EXPERTS  ...........................................................11





                                 260,000 SHARES









                                     [LOGO]









                              RENT-A-CENTER, INC.





                           RENT-A-CENTER COMMON STOCK



                          --------------------------

                              P R O S P E C T U S

                          --------------------------



                                 MAY ___, 1999

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is a statement of estimated expenses incurred by Rent-A-Center in connection with the issuance and distribution of the securities being registered pursuant to this registration statement, other than underwriting discounts and commissions.


                                                                       AMOUNT
   SEC registration fee............................................  $    2,400
   National Association of Securities Dealers, Inc. filing fee.....         -0-
   Printing and engraving fees and expenses........................      25,000
   Legal fees and expenses.........................................      20,000
   Accounting fees and expenses....................................       2,000
   Blue Sky fees and expenses......................................         -0-
   Nasdaq National Market listing fee..............................         -0-
   Miscellaneous...................................................         600
                                                                     ----------
            Total..................................................  $   50,000


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Delaware General Corporation Law ("DGCL")

         Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in
Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.


AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

         The Amended and Restated Certificate of Incorporation of Rent-A-Center provides that a director of Rent-A-Center shall not be personally liable to Rent-A-Center or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or occasions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Rent-A-Center, in addition to the limitation on personal liability provided in the Amended and Restated Certificate of incorporation, will be limited to the fullest extent permitted by the DGCL, as amended. Further, any repeal or modification of such provision of the Amended and Restated Certificate of Incorporation by the stockholders of Rent-A-Center will be prospective only, and will not adversely affect any limitation on the personal liability of a director of Rent-A-Center arising from an act or omission occurring prior to the time of such repeal or modification.


AMENDED AND RESTATED BYLAWS

         The Amended and Restated Bylaws of Rent-A-Center provide that each person who at any time is or was a director of Rent-A-Center, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), by reason of the fact that such person is or was a director of Rent-A-Center, , or is or was serving at the request of Rent-A-Center as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of a Proceeding is alleged action in such person's official capacity or in another capacity while holding such office, shall be indemnified and held harmless by Rent-A-Center to the fullest extent authorized by the DGCL or any other applicable law as may from time to time be in effect (but, in the case of any such amendment or enactment, only to the extent that such amendment or statute permits Rent-A-Center to provide broader indemnification rights than such law prior to such amendment or enactment permitted Rent-A-Center to provide), against all expense, liability and loss (including, without limitation, court costs and attorneys' fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with a Proceeding, so long as a majority of a quorum of disinterested directors, the stockholders or legal counsel through a written opinion determines that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Rent-A-Center, and in the case of a criminal Proceeding, such person had no reasonable cause to believe his conduct was unlawful. Such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity thereunder and shall inure to the benefit of his or her heirs, executors and administrators. The Amended and Restated Bylaws also contain certain provisions designed to facilitate receipt of such benefits by any such persons, including the prepayment of any such benefit.

Indemnification Agreements

         Rent-A-Center has also entered into Indemnification Agreements pursuant to which it has agreed to indemnify certain of its directors and officers against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director or officer, in his capacity as such, is made or threatened to be made a party to any suit or proceeding. Such persons will be indemnified to the fullest extent now or hereafter permitted by the DGCL. The Indemnification Agreements also provide for the advancement of certain expenses to such directors and officers in connection with any such suit or proceeding.

Insurance

         Rent-A-Center has obtained a directors' and officers' liability insurance policy insuring its directors and officers against certain losses resulting from wrongful acts committed by them in their capacities as directors and officers of the Company, including liabilities arising under the Securities Act.

ITEM 16. EXHIBITS.

     (1) Exhibits

Exhibit
Number        Exhibit Description

1.1(1)        --   Purchase Agreement, dated August 13, 1998, by and among
                   Renters Choice, Inc., Chase Securities Inc., Bear, Stearns &
                   Co. Inc., Credit Suisse First Boston Corporation and
                   NationsBanc Montgomery Securities LLC

2.1(2)        --   Agreement and Plan of Reorganization dated May 15, 1996,
                   among Renters Choice, Inc., ColorTyme, Inc., and CT
                   Acquisition Corporation (Pursuant to the rules of the
                   Commission, the schedules and exhibits have been omitted.
                   Upon the request of the Commission, Renters Choice will
                   supplementally supply such schedules and exhibits to the
                   Commission.)

2.2(3)        --   Asset Purchase Agreement, dated May 1, 1998, by and among
                   Renters Choice, Inc., Central Rents, Inc., Central Rents
                   Holding, Inc. and Banner Holdings, Inc. (Pursuant to the
                   rules of the Commission, the schedules and exhibits have
                   been omitted. Upon the request of the Commission, Renters
                   Choice will supplementally supply such schedules and
                   exhibits to the Commission.)

2.3(4)        --   Letter Agreement, dated as of May 26, 1998, by and among
                   Renters Choice, Inc., Central Rents, Inc., Central Rents
                   Holding, Inc. and Banner Holdings, Inc. (Pursuant to the
                   rules of the Commission, the schedules and exhibits have
                   been omitted. Upon the request of the Commission, Renters
                   Choice will supplementally supply such schedules and
                   exhibits to the Commission.)

2.4(5)        --   Stock Purchase Agreement, dated as of June 16, 1998, among
                   Renters Choice, Inc., Thorn International BV and Thorn plc
                   (Pursuant to the rules of the Commission, the schedules and exhibits have been omitted. Upon the request of the
                   Commission, Rent-A-Center will supplementally supply such
                   schedules and exhibits to the Commission.)

4.1(6)        --   Form of Certificate evidencing Rent-A-Center common stock

4.2(7)        --   Certificate of Designations, Preferences and Relative Rights
                   and Limitations of Series A Preferred Stock of Renters
                   Choice, Inc.

4.3(8)        --   Certificate of Designations, Preferences and Relative Rights
                   and Limitations of Series B Preferred Stock of Renters
                   Choice, Inc.

4.4(9)        --   Indenture, dated as of August 18, 1998, by and among Renters
                   Choice, Inc., as Issuer, ColorTyme, Inc. and Rent-A-Center,
                   Inc., as Subsidiary Guarantors, and IBJ Schroder Bank &
                   Trust Company, as Trustee

4.5(10)       --   Form of Certificate evidencing Series A Preferred Stock

4.6(11)       --   Form of Exchange Note

4.7(12)       --   First Supplemental Indenture, dated as of December 31, 1998, by and among Renters Choice Inc., Rent-A-Center, Inc.,
                   ColorTyme, Inc., Advantage Companies, Inc. and IBJ Schroder
                   Bank & Trust Company, as Trustee.

5.1*          --   Form of Opinion of Winstead Sechrest & Minick P.C. regarding legality of the securities offered.

21.1(13)      --   Subsidiaries of Registrant

23.1*         --   Consent of Grant Thornton LLP

24.1*         --   Power of Attorney (included on signature page of this S-3)

----------

*    Filed herewith

(1) Incorporated herein by reference to Exhibit 1.1 to the registrant's Form S-4 dated January 19, 1999 (File No. 333-65787)

(2) Incorporated herein by reference to Exhibit 2.1 to the registrant's Current Report on Form 8-K dated May 15, 1996

(3) Incorporated herein by reference to Exhibit 2.1 to the registrant's Current Report on Form 8-K dated May 28, 1998

(4) Incorporated herein by reference to Exhibit 2.2 to the registrant's Current Report on Form 8-K dated May 15, 1996

(5) Incorporated herein by reference to Exhibit 2.9 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(6) Incorporated herein by reference to Exhibit 4.1 to the registrant's Form S-4 dated January 19, 1999 (File No. 333-65787)

(7) Incorporated herein by reference to Exhibit 4.2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(8) Incorporated herein by reference to Exhibit 4.3 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(9) Incorporated herein by reference to Exhibit 4.4 to the registrant's Form S-4 dated January 19, 1999 (File No. 333-65787)

(10) Incorporated herein by reference to Exhibit 4.5 to the registrant's Form S-4 dated January 19, 1999 (File No. 333-65787)

(11) Incorporated herein by reference to Exhibit 4.6 to the registrant's Form S-4 dated January 19, 1999 (File No. 333-65787)

(12) Incorporated herein by reference to Exhibit 4.7 to the registrant's Form S-4 dated January 19, 1999 (File No. 333-65787)

(13) Incorporated herein by reference to Exhibit 21.1 to the registrant's Form S-4 dated January 19, 1999 (File No. 333-65787)


ITEM 17.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes:

     i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     ii) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     iii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     iv) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     v) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     vi) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     vii) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
          (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference on the Form F-3.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on May 7, 1999.

                                    RENT-A-CENTER, INC.

                                    By: /s/ J. Ernest Talley
                                        ---------------------------------------
                                        J. Ernest Talley
                                        Chairman of the Board and Chief
                                        Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Rent-A-Center, Inc., do hereby constitute and appoint J. Ernest Talley and Robert D. Davis, and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                                    Title                                 Date
---------------------------       -----------------------------------------       ----------------------

   /s/ J. Ernest Talley           Chairman of the Board and Chief Executive
---------------------------       Officer (Principal Executive Officer)                 May 7, 1999
     J. Ernest Talley

   /s/ Robert D. Davis            Vice President-- Finance, Treasurer and               May 7, 1999
---------------------------       Chief Financial Officer (Principal Financial
     Robert D. Davis              and Accounting Officer)

    /s/ Mark E. Speese            Director                                              May 7, 1999
---------------------------
      Mark E. Speese

     /s/ J. V. Lentell            Director                                              May 7, 1999
---------------------------
       J.V. Lentell

 /s/ Joseph V. Mariner, Jr.       Director                                              May 7, 1999
---------------------------
   Joseph V. Mariner, Jr.

    /s/ Rex W. Thompson           Director                                              May 7, 1999
---------------------------
      Rex W. Thompson

                                  Director
---------------------------
     Laurence M. Berg

                                  Director
---------------------------
      Peter P. Copses

                                 EXHIBIT INDEX

Exhibit
Number       Exhibit Description
--------     -------------------

1.1(1)       --  Purchase Agreement, dated August 13, 1998, by and among
                 Renters Choice, Inc., Chase Securities Inc., Bear, Stearns &
                 Co. Inc., Credit Suisse First Boston Corporation and
                 NationsBanc Montgomery Securities LLC

2.1(2)       --  Agreement and Plan of Reorganization dated May 15, 1996, among
                 Renters Choice, Inc., ColorTyme, Inc., and CT Acquisition
                 Corporation (Pursuant to the rules of the Commission, the
                 schedules and exhibits have been omitted. Upon the request of the Commission, Renters Choice will supplementally supply such schedules and exhibits to the Commission.)

2.2(3)       --  Asset Purchase Agreement, dated May 1, 1998, by and among
                 Renters Choice, Inc., Central Rents, Inc., Central Rents
                 Holding, Inc. and Banner Holdings, Inc. (Pursuant to the rules of the Commission, the schedules and exhibits have been
                 omitted. Upon the request of the Commission, Renters Choice will supplementally supply such schedules and exhibits to the
                 Commission.)

2.3(4)       --  Letter Agreement, dated as of May 26, 1998, by and among
                 Renters Choice, Inc., Central Rents, Inc., Central Rents
                 Holding, Inc. and Banner Holdings, Inc. (Pursuant to the rules of the Commission, the schedules and exhibits have been
                 omitted. Upon the request of the Commission, Renters Choice will supplementally supply such schedules and exhibits to the
                 Commission.)

2.4(5)       --  Stock Purchase Agreement, dated as of June 16, 1998, among
                 Renters Choice, Inc., Thorn International BV and Thorn plc
                 (Pursuant to the rules of the Commission, the schedules and exhibits have been omitted. Upon the request of the
                 Commission, Rent-A-Center will supplementally supply such
                 schedules and exhibits to the Commission.)

4.1(6)       --  Form of Certificate evidencing Rent-A-Center common stock

4.2(7)       --  Certificate of Designations, Preferences and Relative Rights
                 and Limitations of Series A Preferred Stock of Renters Choice,
                 Inc.

4.3(8)       --  Certificate of Designations, Preferences and Relative Rights
                 and Limitations of Series B Preferred Stock of Renters Choice,
                 Inc.

4.4(9)       --  Indenture, dated as of August 18, 1998, by and among Renters
                 Choice, Inc., as Issuer, ColorTyme, Inc. and Rent-A-Center,
                 Inc., as Subsidiary Guarantors, and IBJ Schroder Bank & Trust
                 Company, as Trustee

4.5(10)      --  Form of Certificate evidencing Series A Preferred Stock

4.6(11)      --  Form of Exchange Note

4.7(12)      --  First Supplemental Indenture, dated as of December 31, 1998, by and among Renters Choice Inc., Rent-A-Center, Inc., ColorTyme,
                 Inc., Advantage Companies, Inc. and IBJ Schroder Bank & Trust
                 Company, as Trustee.

5.1*         --  Form of Opinion of Winstead Sechrest & Minick P.C. regarding legality of the securities offered.

21.1(13)     --  Subsidiaries of Registrant

23.1*        --  Consent of Grant Thornton LLP

24.1*        --  Power of Attorney (included on signature page of this S-3)

------------

*    Filed herewith


                                     III-1

(1) Incorporated herein by reference to Exhibit 1.1 to the registrant's Form S-4 dated January 19, 1999 (File No. 333-65787)

(2) Incorporated herein by reference to Exhibit 2.1 to the registrant's Current Report on Form 8-K dated May 15, 1996

(3) Incorporated herein by reference to Exhibit 2.1 to the registrant's Current Report on Form 8-K dated May 28, 1998

(4) Incorporated herein by reference to Exhibit 2.2 to the registrant's Current Report on Form 8-K dated May 15, 1996

(5) Incorporated herein by reference to Exhibit 2.9 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 333-65787)

(6) Incorporated herein by reference to Exhibit 4.1 to the registrant's Form S-4 dated January 19, 1999

(7) Incorporated herein by reference to Exhibit 4.2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(8) Incorporated herein by reference to Exhibit 4.3 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(9) Incorporated herein by reference to Exhibit 4.4 to the registrant's Form S-4 dated January 19, 1999 (File No. 333-65787)

(10) Incorporated herein by reference to Exhibit 4.5 to the registrant's Form S-4 dated January 19, 1999 (File No. 333-65787)

(11) Incorporated herein by reference to Exhibit 4.6 to the registrant's Form S-4 dated January 19, 1999 (File No. 333-65787)

(12) Incorporated herein by reference to Exhibit 4.7 to the registrant's Form S-4 dated January 19, 1999 (File No. 333-65787)

(13) Incorporated herein by reference to Exhibit 21.1 to the registrant's Form S-4 dated January 19, 1999 (File No. 333-65787)




                                     III-2